Exhibit 99.1

News Release

MMC ANNOUNCES $800 MILLION

ACCELERATED SHARE REPURCHASE TRANSACTION

NEW YORK, August 24, 2007—Marsh & McLennan Companies, Inc. (MMC) today announced that it has entered into an agreement with a financial institution counterparty to repurchase $800 million worth of outstanding MMC common stock in an accelerated share repurchase transaction.

MMC will conduct the transaction pursuant to the Board of Directors’ $1.5 billion share repurchase authorization announced on August 7, 2007. MMC will fund the transaction with proceeds from the recent sale of Putnam Investments.

“This $800 million buyback continues MMC's ongoing commitment and substantive actions to return value to shareholders," said Michael G. Cherkasky, president and chief executive of MMC. "The successful closing of the Putnam transaction bolsters our financial flexibility and sharpens our focus on the firm’s core businesses in risk, strategy and human capital."

As of July 31, 2007, before giving effect to the repurchase transaction, MMC has 541.0 million shares of common stock outstanding. The total number of shares to be repurchased will be based on the volume-weighted average price of MMC's stock through a contractually specified averaging period.

MMC (Marsh & McLennan Companies) is a global professional services firm providing advice and solutions in the areas of risk, strategy and human capital. It is the parent company of a number of the world's leading risk experts and specialty consultants, including Marsh, the insurance broker and business risk advisor; Guy Carpenter, the risk and reinsurance specialist; Kroll, the risk consulting firm; Mercer Human Resource Consulting, the provider of HR and related financial advice and services; and Oliver Wyman, the management consultancy. With more than 54,000 employees worldwide and annual revenue of approximately $11 billion, MMC provides analysis, advice, and transactional capabilities to clients in more than 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago, and London stock exchanges. MMC's website address is www.mmc.com.

This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “intend,” “plan,” “project” and similar terms, and future or conditional tense verbs like “could,” “should,” “will” and “would.” For example, we may use forward-looking statements when addressing topics such as: future actions by regulators; the outcome of contingencies; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; market and industry conditions, including competitive and pricing trends; changes in the composition or level of MMC’s revenues; our cost structure and the outcome of restructuring and other cost-saving initiatives; share repurchase programs; the expected impact of acquisitions and dispositions; and MMC’s cash flow and liquidity.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include:

•	the economic and reputational impact of litigation and regulatory proceedings described in the notes to our financial statements;

•	our ability to effectively deploy the proceeds received by MMC in August 2007 from the sale of Putnam, and the timing of our use of those proceeds;

•	our ability to achieve profitable revenue growth in our risk and insurance services segment by providing both traditional insurance brokerage services and additional risk advisory services;

•	our ability to retain existing clients and attract new business, and our ability to recruit and retain key employees;

•	revenue fluctuations in risk and insurance services relating to the net effect of new and lost business production and the timing of policy inception dates;

•

the impact on risk and insurance services commission revenues of changes in the availability of, and the premiums insurance carriers charge for, insurance and reinsurance products, including the impact on premium rates and market capacity attributable to catastrophic events such as hurricanes;

•

the impact on renewals in our risk and insurance services segment of pricing trends in particular insurance markets, fluctuations in the general level of economic activity and decisions by insureds with respect to the level of risk they will self-insure;

•	the impact on our consulting segment of pricing trends, utilization rates, legislative changes affecting client demand, and the general economic environment;

•

our ability to implement our restructuring initiatives and otherwise reduce or control expenses and achieve operating efficiencies, including our ability to generate anticipated savings and operational improvements from the actions we announced in September 2006;

•	the impact of competition, including with respect to pricing and the emergence of new competitors;

•	fluctuations in the value of Risk Capital Holdings’ investments;

•	our exposure to potential liabilities arising from errors and omissions claims against us;

•

our ability to meet our financing needs by generating cash from operations and accessing external financing sources, including the potential impact of rating agency actions on our cost of financing or ability to borrow;

•	our ability to make strategic acquisitions and dispositions and to integrate, and realize expected synergies, savings or strategic benefits from, the businesses we acquire;

•	the impact on our operating results of foreign exchange fluctuations;

•

changes in applicable tax or accounting requirements, and potential income statement effects from the application of FIN 48 (“Accounting for Uncertainty in Income Taxes”) and SFAS 142 (“Goodwill and Other Intangible Assets”); and

•

the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which we operate, particularly given the global scope of our businesses and the possibility of conflicting regulatory requirements across the jurisdictions in which we do business.

The factors identified above are not exhaustive. MMC and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, MMC cautions readers not to place undue reliance on its forward-looking statements, which speak only as of the dates on which they are made. MMC undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning MMC and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in MMC’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of MMC’s annual report on Form 10-K for the year ended December 31, 2006.